Exhibit 99.1
Entergy
639 Loyola Avenue
New Orleans, LA  70113

News
Release

Date:	July 17, 2014

For Release:	Immediately

Contact:	Shona Sabnis (Media)	Paula Waters (Investor Relations)
	(504) 576-4238	(504) 576-4380
	ssabnis@entergy.com	pwater1@entergy.com

Entergy Provides Preliminary Second Quarter Earnings Guidance
Improved EWC fleet performance, stable Utility contribute to improved results;
2014 guidance affirmed

New Orleans, La. – Entergy Corporation (NYSE: ETR) today indicated that it expects second quarter 2014 as-reported earnings of approximately $1.04 per share and operational earnings of approximately $1.10 per share. Results for second quarter 2013 were $0.92 per share on an as-reported basis and $1.01 per share on an operational basis. The increase in earnings reflected top line growth, particularly at Entergy Wholesale Commodities, the wholesale generation business, where both higher volume and prices contributed. Entergy also affirmed its 2014 operational earnings guidance range of $5.55 to $6.75 per share.

As-reported results are prepared in accordance with generally accepted accounting principles and comprise operational earnings and special items. Special items in second quarter 2014 were related to the planned closure of the Vermont Yankee Nuclear Power Station later this year and the human capital management strategic imperative. Second quarter 2013 included special items for the proposed transmission spin-merge transaction and for expenses associated with the implementation of the human capital management strategic imperative.

The second quarter 2014 operational earnings improvement was due to higher earnings at Entergy Wholesale Commodities. Operational results for Utility and Parent & Other largely matched the prior period. On a consolidated basis, the preliminary estimate for the effective income tax rate for operational earnings in second quarter 2014 increased to approximately 40 percent.

Entergy Wholesale Commodities

The quarter-over-quarter operational earnings increase for Entergy Wholesale Commodities was attributable to increased net revenue. Nuclear sales volume was higher due to a lack of refueling outages and reductions in unplanned outages compared to second quarter 2013. Higher power prices for the nuclear fleet also contributed. Increased depreciation and income tax expenses partially offset these items.

Utility

At Utility, net revenue increased due primarily to price factors related to rate actions. On a volume basis, higher weather-adjusted sales, particularly in sales to industrial customers, was offset by milder weather. Utility results also included lower non-fuel operation and maintenance expense. Offsetting factors included an increase in depreciation expense and a higher effective income tax rate, resulting in operational earnings largely unchanged from second quarter 2013.

Parent & Other

Parent & Other’s operational results were essentially flat versus the second quarter of last year. No individual item was significant.

Earnings Results Schedule

Entergy will report second quarter earnings results before the market opens on Tuesday, July 29, 2014, and host a teleconference at 10 a.m. CDT that day to discuss the earnings announcement and the company’s financial performance. The teleconference may be accessed by dialing (719) 325-2115, confirmation code 6761108, no more than 15 minutes prior to the start of the call or by visiting Entergy’s website at www.entergy.com. The presentation slides also will be available on Entergy’s website before the market opens on the day of the call. A replay of the teleconference will be available for seven days thereafter by dialing (719) 457-0820, confirmation code 6761108. The earnings release and presentation slides will also be available on the Entergy Investor Relations mobile web app. The app provides a convenient way to access the company's latest financial news and information, including financial releases, presentations and SEC filings, as well as the ETR stock quote. The mobile web app is available at enter.gy/ir.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, including more than 10,000 megawatts of nuclear power, making it one of the nation’s leading nuclear generators. Entergy delivers electricity to 2.8 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $11 billion and approximately 14,000 employees.

Additional investor information can be accessed online at
www.entergy.com/investor_relations

In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in this news release and in Entergy’s most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; and (f) economic conditions and conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and subsequent securities filings.